As filed with the Securities and Exchange Commission on March 3, 2006
Registration No. 333-130521

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Eagle Test Systems, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	3825 (Primary Standard Industrial Classification Code Number)	36-2917389 (I.R.S. Employer Identification Number)
2200 Millbrook Drive
Buffalo Grove, Illinois 60089
(847) 367-8282
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Leonard Foxman
Chief Executive Officer and President
Eagle Test Systems, Inc.
2200 Millbrook Drive
Buffalo Grove, Illinois 60089
(847) 367-8282
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

John R. LeClaire, Esq. Martin Carmichael III, Esq. Michael S. Turner, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Jeffrey D. Saper, Esq. Trevor J. Chaplick, Esq. Adam M. Dinow, Esq. Wilson Sonsini Goodrich and Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Presumed maximum	Proposed Maximum
Title of Securities to be	Amount to be	offering price per	Aggregate Offering	Amount of
Registered	Registered	share	Price(1)	Registration Fee(2)
Common Stock, $.01 par value	7,475,000	$16.00	$119,600,000	$12,798

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended and includes the offering price of shares that the underwriters have the option to purchase, assuming full exercise of such option.

(2)	Includes $12,305 previously paid, of which $12,305 was offset from the aggregate amount of $21,128 paid in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 9, 2004 (Registration No. 333-117274) and withdrawn on June 23, 2005 (the “Original Registration Statement”). In accordance with Rule 457(p), the currently due filing fee of $493 is being offset by $493 of the aggregate amount of $21,128 paid in connection with the Original Registration Statement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory Note
      Eagle Test Systems, Inc. has prepared this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-130521) for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement. This Amendment No. 5 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee and the NASD filing fee.

Amount to be Paid

SEC registration fee	$12,798
National Association of Securities Dealers Inc. fee	12,460
Nasdaq National Market listing fee	100,000
Printing and mailing	200,000
Legal fees and expenses	600,000
Accounting fees and expenses	350,000
Directors and officers insurance	500,000
Miscellaneous	124,742

Total	$1,900,000

Item 14.	Indemnification of Directors and Officers.
      Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
      Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.
      Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

      Article VII of our Second Amended and Restated Certificate of Incorporation, as amended to date (the “Charter”), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
      Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.
      Article V of our Amended and Restated By-Laws, as amended to date (the “By-Laws”), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided however, with respect to actions, suits and proceedings other than by or in the right of our company, that no indemnification shall be made under in respect of any claim, issue or matter as to which he or she has been finally adjudged by a court of competent jurisdiction to be liable to our company, unless, and only to the extent that, the Delaware Court of Chancery or another court in which such proceeding was brought has determined upon application that, despite adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnification for such expenses that such court deem proper. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.
      In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.
      We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and executive officers, and such entities to the fullest extent permitted by law. In addition, our stockholders agreement provides indemnification to TA Associates and its associated investment funds for damages, expenses, or losses arising out of, based upon or by reason of any third party or governmental claims relating to their status as a security holder, creditor, director, officer, agent, representative or controlling person of Eagle Test, or otherwise relating to their involvement with Eagle Test.

      We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.
      In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.
      During the past three years, we have sold and issued the following unregistered securities:

(1) On September 30, 2003, we sold 3,436 shares of our series A convertible preferred stock, convertible into 3,436 shares of our redeemable preferred stock and 8,590,248 shares of our common stock, to affiliates of TA Associates, Inc. for an aggregate purchase price of $65,000,000.

(2) Also on September 30, 2003, as part of the transaction described in item (1) above, we sold to affiliates of TA Associates, Inc. $30,000,000 of 12% senior subordinated convertible notes, which are convertible into (i) $29,995,000 of 12% senior subordinated notes, plus accrued and unpaid interest, and (ii) warrants to purchase an aggregate of 525,040 shares of our common stock.

(3) Since December 2003, we issued, under our 2003 Stock Option and Grant Plan, an aggregate of 895,500 options to purchase shares of our common stock to certain of our named executive officers, other employees and non-employee directors at exercise prices ranging from $6.00 to $10.00 per share. In January 2006, we issued 8,750 shares of our common stock pursuant to the exercise of stock options for an aggregate consideration of $52,500.
      The sales of securities described in items (1) and (2) above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The issuances of the securities described in item (3) above were deemed to be exempt from registration pursuant to either Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans approved by the registrant’s board of directors or Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationship with us, to information about us. There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.	Exhibits.
      (a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.
      (b) Financial Statement Schedules
      Schedule II — Valuation Allowance
      All other schedules have been omitted because they are not applicable.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buffalo Grove, State of Illinois, on March 3, 2006.

Eagle Test Systems, Inc.,

a Delaware Corporation

By:	/s/ Leonard A. Foxman

Leonard A. Foxman
Chief Executive Officer, President and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the registration statement has been signed by the following persons in the capacities indicated on March 3, 2006.

Signature		Title

/s/ Leonard A. Foxman Leonard A. Foxman		Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Stephen J. Hawrysz Stephen J. Hawrysz		Chief Financial Officer (Principal Financial and Accounting Officer)

* Theodore D. Foxman		Chief Operating Officer, Executive Vice President and Director

* Michael C. Child		Director

* Ross W. Manire		Director

* William H. Gibbs		Director

* David B. Mullen		Director

*By:	/s/ Stephen J. Hawrysz Stephen J. Hawrysz Attorney-in-Fact

EXHIBIT INDEX

Number		Description

1.1		Form of Underwriting Agreement
3	.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective at the effectiveness of this Registration Statement
3	.2*	Form of Second Amended and Restated Certificate of Incorporation of the Registrant, to be effective at the completion of this offering
3	.3*	Form of Amended and Restated By-laws of the Registrant
4.1		Specimen Stock Certificate
4	.2(i)	Registration Rights Agreement by and among the Registrant, the Investors and the Stockholders named therein, dated as of September 30, 2003
5.1		Opinion of Goodwin Procter LLP
10	.1(i)	2003 Stock Option and Grant Plan
10	.2*	2006 Stock Option and Incentive Plan
10	.3(i)	Employee Stock Ownership Plan
10	.4(i)	Profit Sharing Plan and Trust
10	.5(ii)	Stock Purchase Agreement by and among the Registrant, the Stockholders and the Investors named therein, dated as of September 30, 2003
10	.6(ii)	Stockholders Agreement by and among the Registrant, the Existing Stockholders and the Investors named therein, dated as of September 30, 2003
10	.7(ii)	Note Purchase Agreement by and among the Registrant, TA Subordinated Debt Fund, L.P. and TA Investors LLC, dated as of September 30, 2003
10	.8(i)	Senior Subordinated Convertible Note of the Registrant issued in favor of TA Investors, LLC, dated as of September 30, 2003
10	.9(i)	Form of Warrant to Purchase Common Stock of the Registrant
10	.10(i)	Senior Subordinated Convertible Note of the Registrant issued in favor of TA Subordinated Debt Fund, L.P., dated as of September 30, 2003
10	.11(i)	Non-Competition Agreement, dated as of September 30, 2003, by and among the Registrant, Leonard A. Foxman and the Investors named therein
10	.12(i)	Non-Competition Agreement, dated as of September 30, 2003, by and among the Registrant, Foxman Family LLC and the Investors named therein
10	.13(i)	Employment Agreement by and between the Registrant and Leonard Foxman, dated as of September 30, 2003
10	.14(i)	Employment Agreement by and between the Registrant and Theodore Foxman, dated as of September 30, 2003
10	.15(i)	Employment Agreement by and between the Registrant and Stephen J. Hawrysz, dated as of March 1, 2004
10	.16(i)	Employment Agreement by and between the Registrant and Jack Weimer, dated as of September 30, 2003
10	.17*	Form of Indemnification Agreement between the Registrant and each of its Directors and Executive Officers
10	.18(i)	Lease, dated as of December 1, 2003, between Millbrook VI LLC and the Registrant
10	.19*	Form of Incentive Stock Option Agreement under the 2006 Stock Option and Incentive Plan
10	.20*	Form of Non-Qualified Stock Option Agreement under the 2006 Stock Option and Incentive Plan
10	.21*	Form of Restricted Stock Award Agreement under the 2006 Stock Option and Incentive Plan

Number		Description

10	.22*	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the 2006 Stock Option and Incentive Plan
10	.23(i)	Employment Agreement by and between the Registrant and Steven R. Dollens, dated as of May 25, 2004.
10	.24(i)	Employment Agreement by and between the Registrant and Derek Abramovitch, dated as of September 30, 2003.
10	.25*	Form of Management Rights Letter Agreement as signed by the Registrant and each of TA Subordinated Debt Fund, L.P., TA Investors LLC, TA IX L.P., TA/ Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P. and T.A. Strategic Partners Fund B L.P.
10	.26*	Amendment No. 1 to Management Rights Letter Agreements dated February 6, 2005.
10	.27*	Amendment No. 1 to Stockholders Agreement dated February 6, 2005.
21	.1*	List of Subsidiaries
23	.1*	Consent of Independent Registered Public Accounting Firm
23.2		Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23	.3*	Consent of Valuation Research Corporation
24	.1*	Power of Attorney (included on signature page)

*	Previously filed
(i)	Incorporated by reference to the Registrant’s registration statement on Form S-1 (File No. 333-117274) filed with the commission on July 9, 2004
(ii)	Incorporated by reference to Amendment no. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-117274) filed with the commission on August 12, 2004